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                                                                   EXHIBIT 3.1


                          TOREADOR ROYALTY CORPORATION

                           CERTAIN RESOLUTIONS ADOPTED
                          AT BOARD OF DIRECTORS MEETING
                              HELD ON JUNE 24, 1998

Relating to Number of Directors

         RESOLVED, that as permitted by Article III, Section 3.02 of the Amended and Restated Bylaws (the "Bylaws") of the Corporation, the Board of Directors of the Corporation hereby determines that the number of directors that shall constitute the Board of Directors shall be seven (7).

Relating to Amendment to the Bylaws

         WHEREAS, the Board of Directors has determined that it is in the best interest of the Corporation and its stockholders to amend the Bylaws of the Corporation by adding a new Article XI thereto, in the form attached hereto as Exhibit A;

         NOW, THEREFORE, BE IT RESOLVED, that the Bylaw Amendment is hereby approved and adopted, effective during the period specified therein.



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                                                                     EXHIBIT A



                                   ARTICLE XI
                              GOVERNANCE PROVISION

         During the Effective Period (as defined), the following Bylaws shall be in effect and govern those affairs of the Corporation to which they relate notwithstanding anything in these Bylaws to the contrary.

         11.1 Definitions Applicable to Article XI. As used in this Article XI, the following terms have the meanings ascribed to them in this Section 11.1.

         (a) "1998 ANNUAL MEETING" shall mean the 1998 annual meeting of stockholders of the Corporation at which the election of directors shall be considered.

         (b) "2000 ANNUAL MEETING" shall mean the 2000 annual meeting of stockholders of the Corporation at which the election of directors shall be considered.

         (c) "AFFILIATE" AND "ASSOCIATE," when used with reference to any Person, shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act, as in effect on June 25, 1998.

         (d) "BENEFICIAL OWNER" shall have the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act, as in effect on June 25, 1998.

         (e) "COMPANY DESIGNEES" shall mean J. W. Bullion, Thomas P. Kellogg, Jr., John Mark McLaughlin and any successors thereto selected by the Company Nominating Committee.

         (f) "COMPANY NOMINATING COMMITTEE" shall have the meaning ascribed to it in Section 11.3.

         (g) "EFFECTIVE PERIOD" shall mean the period commencing immediately subsequent to the 1998 Annual Meeting and ending on the earlier to occur of (i) such time as (x) Lee Global Energy Fund L.P., together with its affiliates and associates (the "Gralee Persons"), are no longer the beneficial owners in the aggregate of at least 514,677 shares of the Corporation's Common Stock, par value $.15625 ("Common Stock"), and (y) Peter Lawrence Falb, Mr. Edward Nathan Dane, the Hilary Bell Falb 1983 Trust, the Alison Forslund Falb 1985 Trust, the Forslund Irrevocable Trust, Firethorn I Limited Partnership and Dane, Falb, Stone & Co., Inc., together with their respective affiliates and associates (the "Dane Falb Persons"), are no longer the beneficial owners in the aggregate of at least 514,677 shares of Common Stock, and (ii) the day immediately subsequent to the 2000 Annual Meeting.

         (h) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.



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                                                                     EXHIBIT A


         (i) "FALB DESIGNEES" shall mean Peter Lawrence Falb and Edward Nathan Dane and any successors thereto selected by the Falb Nominating Committee.

         (j) "FALB NOMINATING COMMITTEE" shall have the meaning ascribed to it in Section 11.3.

         (k) "GRALEE DESIGNEES" shall mean G. Thomas Graves, III, William I. Lee and any successors thereto selected by the Gralee Nominating Committee.

         (l) "GRALEE NOMINATING COMMITTEE" shall have the meaning ascribed to it in Section 11.3.

         11.2. The Composition of the Effective Period Board; Nomination. During the Effective Period, the number of directors comprising the full Board of Directors of the Corporation will be seven (7). Three (3) persons shall be nominated as directors on behalf of the Corporation by the Company Nominating Committee. Two (2) persons shall be nominated as directors on behalf of the Corporation by the Gralee Nominating committee. Two (2) persons shall be nominated as directors on behalf of the Corporation by the Falb Nominating Committee.

         11.3. Nominating Committees. The Corporation's Board of Directors shall have (a) a continuing director nominating committee (the "COMPANY NOMINATING COMMITTEE"), (b) a Gralee nominating committee (the "GRALEE NOMINATING COMMITTEE") and (c) a Falb nominating committee (the "FALB NOMINATING COMMITTEE"). The Company Nominating Committee shall consist of J. W. Bullion, Thomas P. Kellogg, Jr., John Mark McLaughlin and any successors thereto selected by the Company Nominating Committee for so long as each is a director of the Corporation. The Gralee Nominating Committee shall consist of G. Thomas Graves, III, William I. Lee and any successors thereto selected by the Gralee Nominating Committee for so long as each is a director of the Corporation. The Falb Nominating Committee shall consist of Peter Lawrence Falb, Edward Nathan Dane and any successors thereto selected by the Falb Nominating Committee for so long as each is a director of the Corporation. The Company Nominating Committee shall have the exclusive power on behalf of the Board of Directors to nominate persons for election as directors of the Corporation as Company Designees and to fill positions on the Board of Directors vacated by Company Designees. The Gralee Nominating Committee shall have the exclusive power on behalf of the Board of Directors of the Corporation to nominate persons for election as directors of the Corporation as Gralee Designees and to fill positions on the Board of Directors vacated by Gralee Designees. The Falb Nominating Committee shall have the exclusive power on behalf of the Board of Directors to nominate persons for election as directors of the Corporation as Falb Designees and to fill positions on the Board of Directors vacated by Falb Designees.

         11.4. Amendments to Article XI. During the Effective Period, the provisions of Article XI of the Bylaws may be amended or repealed only by the affirmative vote of five of the members of the entire Board of Directors or the holders of 75% of the outstanding Common Stock.



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